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Chubb and Climate Change: Our Policy

April 2022 1 Chubb: Our Climate Change Policy As a global insurance company, our job is to assess risk, relying on data and the best scientifically based evidence. The evidence is clear to us that global climate change poses an existential risk to the planet, that human activity is a direct and contributing cause, and that concerted action by the world community, including governments, businesses and citizens, is necessary to avoid the worst impacts of climate change. We see the effect of a changing climate in our businesses every day, with increasing claims from catastrophic weather–related events, including wildfires, hurricanes and flooding. We see it in extreme weather — from too much water to not enough water — that has impacted growing seasons and crop production, and we see it in rising ocean waters threatening coastal cities around the globe. The property and casualty insurance industry has an important role to play in encouraging this transition. The industry’s data and analytical capabilities provide insight on climate–related perils and the industry encourages risk mitigation behaviors through price signals and by providing products and services to make customers more resilient. The industry insures and invests in clean energy businesses, works to reduce the carbon footprint of its own activities and is limiting underwriting and investment in the most carbon intensive businesses. Chubb is a leader in all these climate related actions. We provide this extended statement explaining our views and actions on climate change as we seek to responsibly make a difference by using our data, products and services to advance the orderly and equitable transition to a net–zero carbon economy.

2 We Support the Transition to a Net–Zero Economy Chubb recognizes its responsibility to encourage the transition to a net–zero carbon economy and we support the global goal of net–zero carbon emissions by 2050. Chubb has already taken significant actions to address climate change through a holistic effort across our business, including limitations on underwriting and investing in certain fossil fuel activities. Our climate–related commitments and actions are grounded in a fact–driven assessment of the extraordinary challenges that the world faces in reaching the goal of net–zero carbon emissions by 2050. An orderly and equitable transition from the current reality, in which more than 80% of the world’s energy comes from fossil fuels, to a net–zero economy will require vast consensus and government action to drive innovation and massive private sector investment in alternative energy production. As this transition continues, society will necessarily rely for many years on significant fossil fuel use to sustain universal access to reliable and affordable power. Recognizing this reality is essential to building the political and social support required for a net–zero transition. Chubb’s climate–related actions, therefore, reflect both the fact that society will continue to rely on fossil fuels for decades to come and the necessity of reducing that reliance as quickly as possible. The insurance industry has a societal responsibility to provide security from the risks arising from lawful economic and social activity, including power generation. During the transition period while fossil fuels continue to be essential to the world economy, insurers, including Chubb, have a crucial role in mitigating the risks of that activity. It is insurance that provides the financial resources for recovery when, for example, energy industry workers are injured on the job, or critical energy production facilities are damaged by natural disasters or other accidents. At the same time, by limiting underwriting of the most carbon–intensive fossil fuels and supporting low–carbon alternatives, insurers are encouraging the transition to a net– zero economy. Our Specific Fossil Fuel Commitments Chubb’s support for the transition to a net–zero economy by 2050 includes specific commitments regarding certain fossil fuels: Coal: • Coal Fired Electric Generating Plants. Chubb no longer underwrites risks for the construction and operation of new coal–fired electric generating plants. Exceptions to this policy will be considered through year–end 2022 (i) in regions that do not have practical near–term alternative energy sources, and (ii) taking into account the insured’s commitments to reduce coal dependence. • Mining. Chubb will not underwrite new risks for companies that generate more than 30% of revenues from thermal coal mining. Chubb will phase out coverage of existing risks that exceed this threshold by the end of 2022. • Utilities and Power Generation Companies. Chubb will not underwrite new risks for companies involved in power generation that generate more than 30% of their energy production from coal. Chubb will phase out coverage of existing risks that exceed this threshold beginning in 2022, taking into account the viability of alternative energy sources in the impacted region. • Investments. Chubb will not make new debt or equity investments in companies that generate more than 30% of revenues from thermal coal mining or that generate more than 30% of energy production from coal. Oil Sands: • Chubb will not underwrite risks for projects involving direct mining or in–situ extraction and processing of bitumen from oil sands. We have listened carefully to the views of those who seek a total exclusion on underwriting fossil fuel activity, or variations such as a ban on supporting new fossil fuel supplies. We respect and appreciate the underlying concerns for the environment and we agree on the importance of accelerating the transition to a net–zero economy.

3 But alternative energy sources cannot yet provide enough power to sustain civil society and Chubb cannot agree to a categorical exclusion of all fossil–fuel related underwriting activity, or a blanket prohibition on supporting new fossil fuel supplies. It would be irresponsible for us to do so, as it would preclude Chubb from applying its data, insights and capabilities to help manage the complexities of an orderly transition to a net–zero carbon economy. Indeed, to give just one example of the complexities involved, a ban on “new fossil fuel supplies” could discourage the transition from the most carbon intensive fossil fuels (e.g., coal) to less carbon intensive fossil fuel (e.g., natural gas) while clean energy sources remain insufficient to meet total energy demand. We also believe that a blanket refusal to underwrite an entire industry sector would create perverse incentives. Denying access to the traditional insurance market will not end or dramatically reduce fossil fuel activity. Instead, the fossil fuel industry could resort to alternative types of risk transfer, such as forming a mutual insurance company, a captive insurance company, or other risk–financing measures without any additional impetus to prioritize emissions–reduction efforts. Forcing the fossil fuel industry to turn to alternative risk transfer mechanisms with no consideration of local conditions and energy supply also has the potential to lead to inequitable outcomes, placing a disproportionate cost burden on those communities that are least able to afford it or impairing their access to reliable, affordable energy. Chubb believes that there are more effective ways to drive positive change on climate in the fossil fuel industry than a blanket ban on underwriting all fossil fuel assets. Chubb’s underwriting sends price signals that encourage movement away from the most carbon intensive fuels. As the risks associated with fossil fuels have increased, the costs of insuring those risks, including liability for environmental damage and for the actions of the directors and officers of fossil fuel companies, has increased substantially. We also consider climate change issues in determining our corporate policy in underwriting fossil fuel activity. In formulating our coal and oil sands policies, for example, we considered a variety of factors relating to the production and use of both, including carbon intensity, environmental degradation and the availability of less carbon intensive alternatives. Going forward, we will continue to consider realistic alternatives to other fossil fuels and the extent to which our fossil fuels clients1 have acknowledged the reality of climate change and, where appropriate, developed long range plans to support the transition to a net–zero economy. We may decline coverage if a potential policyholder cannot provide information on climate risk mitigation plans and add new climate–related exclusions to policies where appropriate. Chubb expects its fossil fuel risk assessment process to evolve as data quality and availability improve, climate–related regulatory requirements develop, and as our clients advance on their own low–carbon transition plans. Our Additional Climate Actions and Commitments Chubb’s holistic approach to addressing climate change includes expanding our low–carbon and clean–tech investments and underwriting; reducing Chubb’s Scope 1 and Scope 2 GHG emissions; developing an effective carbon offset program; supporting efforts to develop science– based metrics to assess climate–related activity; and continuing to assess our overall strategy for balancing societal needs with net–zero transition goals. Low–Carbon & Clean–Tech Underwriting & Investments Chubb recognizes that the pace of the transition to a net–zero economy is dependent on the development of alternatives, and we are an insurance leader in the renewable energy sector, insuring a third of the top private innovation companies in clean technologies. We are building on our leading clean energy position by expanding our coverages and by exploring additional product offerings for innovative clean–tech industries and carbon removal services necessary for a net–zero transition (including, among others, our offshore wind farm insurance). Chubb recognizes that the pace of the transition to a net–zero economy is dependent on the development of alternatives, and we are an insurance leader in the renewable energy sector. 1 Ch ubb considers “fossil fuel clients” to be those companies involved in fossil–fuel based exploration and production, power generation, and refining activities.

4 With respect to investment portfolio, we are significantly expanding our investments in companies that focus on developing innovative climate solutions and have promising new clean energy technologies. To supplement our low–carbon and clean–tech investments, we are also involved in a variety of associations and sponsorships to support further growth in this area, including: Global Cleantech 100, Cleantech Forum San Francisco, Colorado Cleantech Industries Association, Cleantech San Diego, SustainOC, and Greentown Labs (Boston). Exceeding Our Goals in Reducing Chubb’s Carbon Footprint We have significantly reduced the carbon footprint of our own activities. In the spring of 2019, Chubb established a goal of reducing our Scope 1 and Scope 2 GHG emissions on an absolute basis by 20% by 2025 and by 40% by 2035 using 2016 emissions as the baseline. These goals are in alignment with the 2°C target of the Paris Agreement and quantitatively supported science– based standards methodology of the United Nations Environmental Program. As of year–end 2021, we had already achieved a 49% reduction in our Scope 1 and Scope 2 GHG emissions and we are considering future ambitious, but achievable, targets. Chubb’s GHG Emissions 2016–2021 Absolute emissions (market–based) Near–term GHG emissions reduction goal* Long–term GHG emissions reduction goal** 40% Reduction 20% Reduction 2016 2017 2018 2019 88,482 80,132 71,488 68,852 Baseline 2020 51,701 *Goal achieved in 2019 **Goal achieved in 2021; 2020 CO2 emissions included reductions related to Covid–19 and are anomalous Metric tons of CO2 equivalent 44,326 2021 To ensure the validity of our emissions accounting and target achievement, Chubb employs an independent assessor to annually verify our GHG inventory, as described in more detail in our 2021 annual report. One way that companies have addressed GHG emissions is through the purchase of carbon offsets. Consensus on the efficacy of carbon offsets to advance climate goals is still evolving. Based on our assessment, there are significant differences in the quality and verifiability of existing carbon offset programs. Some programs may involve credit for activity that may have occurred irrespective of the “purchase,” and some programs involve short–lived offsets. In our view, however, informed use of verifiable carbon offsets is a necessary part of at least the near–term low– carbon transition trajectory and can be a valuable complement to other emissions–reducing efforts. To achieve greater control over the quality, oversight and verification of emissions offsets, we are working to develop our own GHG emissions offset programs. These programs will focus on the development of high–quality offsets that we expect to apply to our own activities. Chubb has a long history of supporting environmental and ecological restoration projects through the Chubb Charitable Foundation and we recognize that some of these projects have the added benefits of capturing carbon and preventing the release of carbon. Using these projects as a model, we intend to create verifiable offsets that demonstrably increase carbon reduction. Building Climate Assessment Methodologies Chubb has reported on its environmental activities for many years and, in 2021, we issued a comprehensive climate report aligned with the Task Force on Climate–Related Financial Disclosures (TCFD). We increasingly are asked by regulators, advocacy groups, shareholders and others to participate in a variety of climate–related reporting schemes. There is a need for efficiency and consistency in reporting and we have focused on the TCFD as it has emerged as the preferred standard among the many climate reporting frameworks that have proliferated in recent years.

> The challenges of climate change can only be fully and timely met through concerted action by the global community.

In addition to these reporting frameworks, various groups have encouraged companies to make specific pledges about their climate-related activity. We are concerned that some of the pledges are tied to goals that are currently difficult, if not impossible, to measure, let alone achieve. Pledge participants may be exposed to greenwashing allegations if the methodologies necessary to measure emissions across every aspect of economic activity cannot be developed in a timely fashion; if no consensus develops as to how to account for carbon offsets; and if the pace of technology necessary to reduce carbon emissions fails to meet the pledge timeline.

We have reviewed, for example, pledges focused on financial services companies achieving the net-zero reduction of "Scope 3" emissions, which are indirect emissions generated not by the company making the pledge, but by its clients or customers. These pledges are problematic because of the immense complexity of trying to calculate indirect emissions. For large financial institutions, this would require determining the carbon emissions of the potentially millions of clients, ranging from individual consumers to multinational corporations.

Much work is being done to develop scientifically based methodologies to make such calculations, but there is no consensus yet. We note in particular the challenge in seeking to account for emissions associated with dollar values in underwriting and investment activities. For example, Chubb provides a wide array of insurance products, and the generated emissions from providing $1 million of property damage coverage may not be the equivalent of providing $1 million of employment practices liability insurance to the same company.

Chubb supports the various efforts underway to develop appropriate measurement tools to help assess Scope 3 emissions. Chubb encourages this work within the insurance industry and will evaluate the process underway within existing frameworks, seeking to develop tools that can be helpful in establishing consistent, accurate and verifiable emissions accounting methodologies.

It is important, as a first step, to develop clear, scientifically sound methodologies to measure emissions associated with insurance industry-specific activities. But agreeing on such a method is not by itself a sufficient basis to adopt emissions or investment-related targets untethered from the development of realistic alternative energy sources. We can all wish to turn off fossil fuels in the next year or decade, but unless other forms of energy generation are sufficient to meet global needs, that will not happen, irrespective of the ability to measure carbon emissions associated with insurance underwriting portfolios.

We believe that our planned investment and underwriting approaches, including our support for the clean energy industry, risk assessment framework and carbon offset program described above will do much more to advance the transition to a net-zero economy than simply joining in generalized climate pledges and emissions-reduction commitments.

The Need for Concerted Action

The challenges of climate change can only be fully and timely met through concerted action by the global community, with strong leadership from national governments. Given the lack of societal consensus and the lack of consistent government direction on climate change, it is not surprising that voluntary initiatives have sought to fill the policy vacuum. But trying to effect meaningful climate change actions by, for example, limiting the financial services sector's involvement in fossil fuel activity is much less efficient than developing the consensus necessary to achieve national and globally coordinated policies on climate change, which might include specific limits on fossil fuel activity and other realistic, fiscally sound transition plans, including supporting private investment in clean energy alternatives. For its part, Chubb will encourage engagement with political leaders and regulators to advance serious climate-related policies and to develop and implement climate change solutions. We are eager to work collaboratively across the global community to build consensus for the bold action required to accelerate the transition to a net-zero economy.

In the meantime, we will continue to meet our responsibilities to encourage the transition while providing the essential risk transfer function for energy producing activities necessary to maintain civil society. The extent to which those activities will include some form of fossil fuel activity will depend on whether and how quickly the world community can develop and implement sufficient alternatives.

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6 Important Legal Information The data contained in this statement is for general informational purpose only. Investors are cautioned that certain statements in this statement are forward–looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements often use words such as “estimate,” “expect,” “intend,” “plan,” “believe,” and other words and terms of similar meaning, or are tied to future periods in connection with a discussion of future operations or performance. These statements include, among other things, statements about our investment portfolio, our new product offerings, our market risk, our risk management, including climate–related risks and opportunities, as well as catastrophe losses and modeling, our ability to successfully implement our sustainable energy and emission reduction principles, strategies, initiatives and targets, and realize the expected benefits thereof and the development and competitiveness of sustainable energy and emission reduction technologies. No warranty, guarantee, or representation, either expressly or implied, is made as to the correctness or sufficiency of any material contained herein. Forward– looking statements are subject to certain risks, assumptions, and uncertainties, and actual events and results may differ materially from those expressed, envisioned or discussed herein. We undertake no obligation to update such forward– looking statements. For a discussion of the assumptions, risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in the forward–looking statements, see our most recent reports on Form 10–K and Form 10–Q filed with the Securities and Exchange Commission. The inclusion of information in this statement should not be construed as a characterization regarding the materiality or financial impact (or potential impact) of that information. This statement contains trademarks, trade names and service marks owned by Chubb Limited and its subsidiaries, including Chubb® and Chubb logo®. In addition, this statement contains trademarks, trade names or service marks of companies other than Chubb, which belong to their respective owners.